Exhibit 10.1

AMENDMENT NO. 3

TO THE

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amendment No. 3 (this “Amendment”) to the Amended and Restated Employment Agreement is made as of December 15, 2009 by and among FGX International Inc., a Delaware corporation (the “Company”), Alec Taylor, a resident of the State of Rhode Island (the “Executive”) and FGX International Holdings Limited, a British Virgin Islands corporation (“FGX Holdings”).

WHEREAS, the Company, the Executive and FGX Holdings are parties to a certain amended and restated Employment Agreement dated as of December 19, 2006, as amended as of December 5, 2008 and November 6, 2009 (the “Agreement”);

WHEREAS, Essilor International, a French Société anonyme (“Parent”), 1234 Acquisition Sub Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and FGX Holdings propose to enter into a merger agreement (that certain Agreement and Plan of Merger among Parent, Merger Sub and FGX Holdings, dated as of December 15, 2009, the “Merger Agreement”) that will (subject to the satisfaction of the terms and conditions of the Merger Agreement) result in FGX Holdings becoming wholly-owned by Parent upon the Closing (as defined in the Merger Agreement, the “Closing”) (the “Merger”);

WHEREAS, following the Closing, the Company desires to continue the employment of the Executive on the terms and conditions stated herein;

WHEREAS, pursuant to and in accordance with Section 20 of the Agreement, the Company, the Executive and FGX Holdings desire to amend the Agreement.

NOW, THEREFORE, in consideration of the foregoing promises and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Executive and FGX Holdings agree as follows:

1.                                      This Amendment will become effective upon its execution by each of the parties; provided, however, that this Amendment will be null and void ab initio and of no further force or effect if the Merger Agreement is terminated prior to the Closing or if, for any reason, the Closing does not occur.  Capitalized terms not defined herein will have the meanings ascribed to such terms in the Agreement.

2.                                      Section 3 of the Agreement is amended in its entirety to read as follows:

“3.                                 Duties and Responsibilities. From and after the Closing and during the Employment Period, the Executive shall serve as the Chief Executive Officer of FGX Holdings and each of its subsidiaries. The Executive shall report to the Corporate Senior Vice President, Strategic Marketing and Innovation (the “Corporate SVP”) of Parent and shall perform such duties and have such responsibilities and authority as are consistent with his position and customary for the chief executive officer of a wholly-owned subsidiary and delegated to him from time to time by the Corporate SVP. The Executive shall serve as a member of the Board of Directors of FGX Holdings (the “Board”) during that portion of the Employment Period during which FGX Holdings remains a privately held company.  The Executive shall at all times perform his duties and responsibilities honestly, diligently, in good faith and to the best of his ability. The Executive shall observe and comply with all of the rules, regulations, policies and procedures established by the Company and Parent from time to time and all applicable laws, rules and regulations imposed by any governmental or regulatory authorities from time to time. The Executive’s employment by the Company shall be full-time and exclusive and the Executive agrees that he will devote his full business time, attention and energies to the performance of his obligations hereunder. Notwithstanding anything to the contrary set forth herein, the Executive shall be permitted during the Employment Period to (a) engage in charitable and civic activities, (b) serve as a member of the board of directors of not more than two additional for profit corporations and (c) manage his personal passive investments, provided (i) such personal passive investments are not in a company or companies which engage in any business which is similar to or competitive with the business which the Company or any of its affiliates are engaged in or are then planning to engage in, (ii) such investments represent the beneficial ownership of less than two percent (2%) of any class of equity securities of any corporation having a class of equity securities registered pursuant to the Securities Exchange Act of 1934, as amended, which are publicly owned and regularly traded on any national securities exchange or over-the-counter market, and (iii) neither the Executive nor any group of persons including the Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations or otherwise takes part in its business other than exercising his right as a shareholder, and in the case of (a), (b) and (c), such activities do not individually or in the aggregate interfere with the performance of the Executive’s duties and responsibilities under this Agreement. The Executive shall be based at the Company’s headquarters in Smithfield, Rhode Island, subject to such travel to other geographic locations as may be necessary to fulfill his obligations under this Agreement.”

3.                                      Section 4(b) of the Agreement is amended in its entirety to read as follows:

“(b)                           Bonus. In addition to the Base Salary, the Executive shall be eligible to receive an annual cash bonus on account of services rendered by him during each calendar year during the Employment Period.  In accordance with the Merger Agreement, the Board, in consultation with the Executive, shall establish performance metrics (as such performance metrics may be amended or modified in the sole discretion of the Board during any calendar year to take into account any acquisitions, divestitures or non-recurring items or any other fundamental corporate transactions or changes, the “Performance Metrics”) to quantify the Company’s performance for any calendar year during the Employment Period.  In the event that the Company meets or exceeds the annual Performance Metrics established by the Board, the Executive shall be entitled to receive, in addition to the Base Salary, a bonus equal to fifty percent (50%) of the Base Salary paid to the Executive on account of such calendar year (the “Base Bonus”). In the event that the Company exceeds the Performance Metrics for any calendar year during the Employment Period, the Executive shall be entitled to receive, in addition to the Base Salary and the Base Bonus, an additional bonus to be determined by the Board (or the Compensation Committee thereof) in an amount of up to fifty percent (50%) of the Base Salary paid to the Executive on account of such calendar year (the “Additional Bonus”, and together with the Base Bonus, the “Bonus”).  Subject to (i) the Executive remaining employed by the Company on the date the Bonus is determined, or (ii) the Executive being employed by the Company on the day immediately following the end of the applicable performance period in the event that the Company terminates the Executive’s employment without Cause, any Bonus payable to the Executive on account of any calendar year shall be paid to the Executive on or before the later of (x) March 15 of the year following the year for which the Bonus was earned and (y) the date on which the Board has been able to determine within a reasonable degree of certainty that the Performance Metrics have been met or exceeded and the amount of the Bonus due Executive.

In addition to the Base Salary and Bonus, the Executive shall (i) participate in the Company’s long-term incentive program on terms and conditions to be established by the Board as soon as reasonably practicable following the Closing, and (ii) be granted options, subject to approval by the board of directors of Parent (the “Parent Board”), to purchase shares of Parent on terms and conditions to be established by the Parent Board as soon as reasonably practicable following the Closing.”

4.                                      Section 4(c) of the Agreement is amended by deleting Section 4(c) in its entirety and redesignating Section 4(d) as Section 4(c).

5.                                      Section 6(e) is amended in its entirety to read as follows:

“(e)                            Mutual Agreement; Without Good Reason. The parties may terminate the Executive’s employment with the Company hereunder upon their mutual written consent.  The Executive may terminate the Executive’s employment with the Company at any time without Good Reason on one hundred and eighty (180) days’ prior written notice to the Company.”

6.                                      Clause (i) of the second sentence of Section 6(f) of the Agreement is amended in its entirety to read as follows:

“(i)                               a material reduction or material adverse change in the Executive’s authority, duties, job responsibilities or reporting structure from those in effect on the date hereof; provided, however, that no Good Reason shall exist solely as a result of the Company ceasing to be an independent publicly held company and as a result of the change in the Executive’s reporting structure as a result of the Merger;”

7.                                      Section 6(f)(v) of the Agreement is deleted in its entirety.

8.                                      Section 7(b)iii) of the Agreement is amended in its entirety to read as follows:

“iii)                             subject to the satisfaction of the obligations enumerated in the immediately preceding paragraphs (i) and (ii), the Company shall have no further obligation to the Executive.”

9.                                      Section 7(b)iv) of the Agreement is amended in its entirety to read as follows:

“iv)                            All payments by the Company under this Section shall be net of any tax or other amounts required to be withheld by the Company under Section 4(c) of this Agreement.”

10.                                Section 7(b)v) and Section 7(b)vi) of the Agreement are deleted in their entirety.

11.                                Section 8(a) of the Agreement is amended in its entirety to read as follows:

“(a)                            Subject to Section 8(d), if the Executive’s employment is terminated either by the Company without Cause, by the Executive for Good Reason or because of the Executive’s death or Disability, in any case, within twenty-four (24) months after a Change in Control (as defined in Section 8(c)), the Executive shall be entitled to receive a supplemental bonus payment (the “Change in Control Payment”) from the Company equal to two (2) times the sum of (x) the Executive’s then current Base Salary plus (y) the amount of the Base Bonus (as defined in Section 4(b) above) for the year in which the Executive’s employment is terminated (determined without regard to whether any Performance Metrics established by the Board pursuant to Section 4(b) above are or were satisfied).  The Change in Control Payment shall be paid to the Executive on the sixtieth (60th) day following the earlier of the Executive’s separation from service (as defined in Section 409A) or the date of the Executive’s death.  The Executive shall also be entitled to continuation of medical, dental and vision benefits under Section 5(a) hereof at the same cost to the Executive as is applicable to active employees of the Company until the earlier of (x) the two-year anniversary of the date of the Executive’s termination of employment and (y) the date on which the Executive is provided comparable benefits from any other source (the “Continuation Coverage”); provided, however, that the Company shall use commercially reasonable efforts to provide such health insurance benefits through a third party insurer.  For purposes of this Agreement, the amounts paid or contributed by the Company for Continuation Coverage for the benefit of the Executive and, as applicable, the Executive’s eligible dependents are referred to as the “Premium Payments”.  In the event that the Company’s group health plan is or becomes subject to the nondiscrimination rules of Section 105(h) of the Code, the Company’s obligation to pay the premiums for Continuation Coverage will end, and the Executive will become responsible for the timely payment of the full cost of maintaining his elected coverage and the coverage for his eligible dependents until the end of the applicable Continuation Period.  In such event, the Company will reimburse the Executive in an amount equal to the Premium Payments that the Company would otherwise have paid in accordance with Section 5(a) (“Premium Reimbursements”).  The Executive acknowledges that any Premium Reimbursements will be treated for reporting purposes as taxable income to the Executive.  The Executive will provide the Company substantiation in reasonable detail of the premiums the Executive paid within two calendar months after the premiums are paid.  Premium Reimbursements under this Section 8(a) will be paid to the Executive in the calendar month following the calendar month in which substantiation determined by the Company to be adequate has been provided to the Company.  In no event will adequately substantiated reimbursements be paid to the Executive later than the last day of the calendar year following the calendar year in which the premium expense was incurred.  The Executive will promptly notify the Company in writing if the Executive becomes eligible for coverage under another group health plan prior to the two-year anniversary of the date of the Executive’s termination of employment.”

12.                                Section 8(b) of the Agreement is amended in its entirety to read as follows:

“(b)                           (i)                                     Subject to Section 8(d) and subject to the Executive remaining employed by the Company on the second year anniversary of the Closing (the “Retention Payment Date”), the Executive shall be entitled to receive, no later than five (5) business days following the Retention Payment Date, an amount in cash equal to the Change in Control Payment (calculated in accordance with Section 8(a) above) (the “Retention Payment”).

(ii)                                  Notwithstanding anything to the contrary in this Agreement, (x) in no event shall the Executive be entitled to receive benefits under both Section 8(a) and Section 8(b) above and (y) in no event shall the aggregate cash payment(s) to the Executive under this Section 8 be less than $1,605,000.

(iii)                               Executive shall be provided the Continuation Coverage with respect to any termination of his employment with the Company that is effective as of or following the second year anniversary of a Change in Control.”

13.                                Section 8(c) of the Agreement is amended in its entirety to read as follows:

“(c)                            The parties hereby agree that the Closing will constitute a “Change in Control” for purposes of this Agreement.”

14.                                A new Section 8(d) is added to the Agreement as follows:

“(d)                           (i)                                     As a condition precedent to receiving the Retention Payment or any payment pursuant to Section 8(a), Executive shall execute a general release reasonably satisfactory to the Company of any and all claims which Executive or his heirs, executors, agents or assigns might have against the

Company, its subsidiaries, affiliates, successors, assigns and its past, present and future employees, officers, directors, agents and attorneys, except for claims arising under this Agreement or any employee benefit plan (other than any employee benefit plan providing a benefit in the nature of a severance benefit) in which Executive participates or for any right to indemnification to which Executive may be entitled as an officer and director of the Company (the “Release”).

(ii)                                  In the case of the Release in respect of the Retention Payment, a valid Release shall be delivered to the Company prior to the Retention Payment Date; provided that the Company has provided Executive a form of Release at least forty-five (45) days prior to the Retention Payment Date.  Subject to the Company’s compliance with the previous sentence, the Company shall have no obligations under Section 8(b) if Executive fails to deliver a valid Release to the Company on or prior to the Retention Payment Date.

(iii)                               In the case of the Release in respect of any payment under Section 8(a), a valid Release shall be delivered to the Company within sixty (60) days following Executive’s termination of employment; provided that the Company has provided Executive a form of Release within seven (7) days following the Executive’s termination of employment.  Subject to the Company’s compliance with the previous sentence, the Company shall have no obligations under Section 8(a) if Executive fails to deliver a valid Release to the Company within sixty (60) days following Executive’s termination of employment.”

15.                                Section 19 of the Agreement is amended in its entirety to read as follows:

“19.    Entire Agreement. This Agreement constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.”

16.                                Section 21 of the Agreement is amended in its entirety to read as follows:

“21.  Survival. Notwithstanding anything to the contrary in this Agreement, this Agreement will terminate upon payment of the Retention Payment; provided, however, that the provisions of Section 8(a) (but only to the extent Section 8(a) relates to the Continuation Coverage), Section 8(b)(iii), Sections 9 through and including 17, and Sections 22, 24, 28 and 29 hereof shall survive the termination or expiration of this Agreement.”

17.                                Section 22 of the Agreement is amended in its entirety to read as follows:

“22.    Notices.  Any notice, request or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed given (a) upon delivery, if delivered by hand, (b) three days after the date of deposit in the mail, postage prepaid, if mailed by U.S. certified or registered, mail, or (c) on the next business day, if sent by prepaid overnight courier service, in each case, addressed as follows:

(a)	If to Executive, to:

Alec Taylor
[Redacted]
[Redacted]

With a copy (which shall not constitute notice) to:

Alexander B. Buchanan
Waller Lansden Dortch & Davis, LLP
Nashville City Center
511 Union Street, Suite 2700
Nashville, Tennessee 37219-8966
Attn: Alexander B. Buchanan, Esq.

(b)	If to the Company, to:

FGX International Inc.
500 George Washington Highway
Smithfield, Rhode Island 02917
Attention: Chief Financial Officer

If to FGX Holdings, to:

FGX International Holdings Limited
500 George Washington Highway
Smithfield, Rhode Island 02917
Attention: Chief Financial Officer

in each case, with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn: Neil M. Leff, Esq.

Essilor International
147 rue de Paris
94227 Charenton-le-Pont
France
Attn: Carol Xueref

Jones Day
222 East 41st Street
New York, New York 10017
Attn: Manan D. Shah, Esq.

Any party may change the address to which notice shall be sent by giving notice of such change of address to the other parties in the manner provided above.”

18.                                Section 30 of the Agreement is deleted in its entirety.

19.                                Except as expressly provided herein, no other modifications or amendments to the Agreement are being made and, with the exception of the amendment set forth herein, the terms and conditions of the Agreement are hereby ratified and confirmed.

[Signatures Appear on Next Page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

FGX INTERNATIONAL INC.

/s/ Anthony Di Paola
By: Anthony Di Paola
Title: Executive Vice President

FGX INTERNATIONAL HOLDINGS LIMITED

/s/ Anthony Di Paola
By: Anthony Di Paola
Title: Executive Vice President

EXECUTIVE

/s/ Alec Taylor
Alec Taylor